EXHIBIT 99.2

WeTrade Group Inc. Ready to kick-off a Strategic Partnership with Zhixun Bio through WeTrade’s SaaS platform and its the Internet of Things (IoT)

BEIJING, Aug. 18, 2022 /PRNewswire/ -- WeTrade Group Inc. (“WeTrade” or the “Company”) (NASDAQ: WETG), an emerging growth company engaged in the business of providing software-as-a-services (SAAS) and cloud intelligent systems for micro-businesses, today announced the Company is in an advanced discussion with Zhixun Biotechnology Limited(“Zhixun”), a company who specializes in production of medical sterilization products. WeTrade and Zhixun are ready to launch an in-depth cooperative sales promotion of Zhixun’s disinfectant - Zhuchang in China and international markets, leveraging on WeTrade’s SaaS platform and its the Internet of Things (IoT) supply chain via government entities, hospitals, malls, and other medical distribution channels.

Zhuchang disinfectant is a portable spray, officially registered with the PRC government, being the only and one-of-a-kind product in the market that is able to completely eliminate the COVID-19 Omicron variant. Zhuchang disinfectant has passed three prevailing testing authorities in China, i.e. Hubei Center for Disease Control, Guangzhou Customs Technical Center and Zhongguancun International Pharmaceutical Inspection and Certification Institution.

Based on the above authorities’ research data, Zhuchang disinfectant can 100% eliminate the COVID-19 Omicron variant within one minute, and can get rid of other 99.99% common bacteria. This product has now completed the health and safety evaluation with PRC government, with complete approval for sales.

Mr. Pijun Liu, Chief Executive Officer of the Company, commented, “The potential partnership between Wetrade and Zhixun will not only enhance the sales of Zhixun’s one-of-a-kind disinfectant to the next level, but also expand Wetrade’s space in the medical area, which will become a strong and new growth driver for the Group. We firmly believe that the partnership between us and Zhixun will ultimately eliminate Omicron and bring our life and economy back to norm, making everyone’s life easier and more conformable.”

About WeTrade Group Inc.

WeTrade Group Inc. is a technical service provider of SAAS and Cloud Intelligent System for micro-businesses, and a pioneering internationalized system in the global micro-business cloud intelligence field and the leader, innovator and promoter of the world’s cloud intelligent system for micro-businesses. WeTrade Group independently developed the cloud intelligent system for micro-businesses (Abbreviation: YCloud). YCloud strengthens users’ marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers’ revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system. As of today, YCloud’s business has successfully landed in mainland China and Hong Kong, covering the micro business industry, tourism industry, hospitality industry, livestreaming and short video industry, aesthetic medical industry and traditional retail industry. For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.